Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS AND

BUSINESS HIGHLIGHTS

— Reports 8th Consecutive Quarter of Esbriet Revenue Growth —

BRISBANE, Calif., October 30, 2013 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the third quarter and nine months ended September 30, 2013, and recent business highlights.

InterMune reported Esbriet® (pirfenidone) revenue in the third quarter of 2013 of $19.7 million, compared with $7.5 million of Esbriet revenue in the third quarter of 2012, an increase of 163 percent. Sequentially, Esbriet revenue in the third quarter of 2013 increased 37 percent from $14.4 million in the second quarter of 2013. Esbriet is InterMune’s product marketed in Europe and Canada for the treatment of adult patients with mild to moderate idiopathic pulmonary fibrosis (IPF).

Dan Welch, Chairman, Chief Executive Officer and President of InterMune, said, “Notably, Esbriet revenue growth in the third quarter came from both new country launches and growth in countries where the product has been available. During the quarter we launched Esbriet in Italy and the UK, two of the five largest countries in Europe, as well as in Finland and Ireland. Esbriet revenue grew in the third quarter in countries where Esbriet had previously been launched, with Germany, France, the mid-sized European countries and Canada all reporting sequential double-digit growth. We are particularly pleased to report strong growth in Germany during the third quarter, where we see continued market penetration and improved persistence after two full years of marketing Esbriet in that country.”

“Regarding the U.S. market, we remain on track to report top-line results from the confirmatory Phase 3 ASCEND study of Esbriet in the second quarter of 2014,” Mr. Welch added.

Recent Business and Clinical Development Highlights

•	In July 2013, InterMune launched Esbriet in Italy. Up to nine months are needed in Italy for completion of regional procedures before full reimbursement for Esbriet is available in all regions of the country.

•	In mid-August 2013, InterMune launched Esbriet in the UK.

•	The company noted that revenue in the first few months following launch in newly launched countries such as Italy and the UK may be affected by certain one-time events that are not expected to recur in subsequent quarters.

•	Esbriet has now been launched in 13 of InterMune’s 15 original targeted European countries in Europe, plus Canada.

•	The company continues discussions with regulatory authorities in Spain and the Netherlands, two of InterMune’s original 15 top-priority European countries, regarding the pricing and reimbursement of Esbriet. The company now expects that additional clarity on the status of Esbriet reimbursement in these two countries will be available during the first half of 2014.

•	The process of gaining reimbursement from private insurance carriers in Canada has been largely completed with 90 percent of private plans now reimbursing Esbriet. Approximately one third of IPF patients in Canada are covered under private insurance. Reimbursement of a new medicine from the public plans (provincial and territorial) typically requires approximately 18-24 months. InterMune currently expects that meaningful reimbursement from the public plans will begin to be secured in the second half of 2014 and the process to be concluded in mid-2015.

•	Study conduct in the ASCEND Phase 3 study remains excellent with a level of patient retention in the study that exceeds 90 percent. More than 90 percent of eligible patients who have completed the ASCEND study have decided to enter the RECAP open-label extension study in which all patients receive pirfenidone. ASCEND is InterMune’s confirmatory Phase 3 study of Esbriet in 555 IPF patients to support marketing approval in the United States. InterMune currently expects to report top-line results from ASCEND in the second quarter of 2014 and intends to present the results at the May 2014 International Conference of the American Thoracic Society (ATS) in San Diego.

Third Quarter 2013 Financial Results (Unaudited)

InterMune reported total Esbriet revenue in the third quarter of 2013 of $19.7 million, compared with $7.5 million in the third quarter of 2012, an increase of 163 percent. Sequentially, Esbriet revenue in the third quarter of 2013 increased 37 percent from $14.4 million in the second quarter of 2013. Revenue growth in the third quarter of 2013 reflects additional Esbriet launches in Italy, the UK, Finland and Ireland, as well as continued growth in countries in which Esbriet had previously been launched. In addition, Esbriet revenue from non-reimbursed countries contributed about $1.5 million to third quarter 2013 revenue. InterMune reported total revenue for the first nine months of 2013 of $44.6 million, compared with $18.0 million in the first nine months of 2012, an increase of 148 percent.

Research and development (R&D) expenses in the third quarter of 2013 were $27.3 million, compared with $26.2 million in the third quarter of 2012, an increase of four percent. R&D expenses were $80.7 million for the nine months ended September 30, 2013, compared with $74.6 million in the comparable period of 2012, an increase of eight percent. Higher R&D expenses in both the three and nine-month periods reflect increased expenses primarily due to conduct of the ASCEND trial, for which patient enrollment was completed in January of 2013, and the associated expenses of the RECAP study, the open-label roll-over of ASCEND patients.

Selling, general and administrative (SG&A) expenses were $35.2 million in the third quarter of 2013, compared with $23.8 million in the same period a year earlier, an increase of 48 percent. SG&A expenses were $102.5 million in the first nine months of 2013, an increase of 35 percent from $75.7 million in the same period of 2012. Increased SG&A expense for the three and nine-month periods in 2013 compared with the same periods in 2012 is primarily attributed to the continued development of InterMune’s commercial infrastructure and investments in the pre-launch and launches of Esbriet in Europe and Canada.

InterMune reported a net loss for the third quarter of 2013 of $49.9 million, or $0.61 per share, compared with a net loss of $40.9 million, or $0.63 per share, in the third quarter of 2012. Net loss for the first nine months of 2013 was $162.7 million, or $2.03 per share, compared with a net loss of $96.8 million, or $1.49 per share, in the comparable nine months of 2012. The net loss in the third quarter of 2013 reflects income from discontinued operations of $0.3 million, or $0.01 per share, net of taxes, related to the divestiture of the company’s rights to Actimmune® (interferon gamma-1b), which was completed on June 19, 2012.

As a result of the June 19, 2012 divestiture of Actimmune, historical Actimmune revenue, cost of goods sold, operating costs, and tax impact are reported in discontinued operations in this and future financial statements and therefore do not appear in the comparisons above regarding on-going operations.

As of September 30, 2013, InterMune had cash, cash equivalents and available-for-sale securities of approximately $337.2 million.

Guidance for 2013 Revenue and Operating Expenses

InterMune today updated its forward-looking financial guidance for Esbriet revenue and reiterated its forward-looking financial guidance for operating expenses in 2013:

•	Esbriet full year 2013 revenue: currently projected to be in a range of $60 to $70 million (previously projected at $55 to $70 million). With regard to its 2013 revenue guidance, InterMune also noted the following:

•	Up to nine months are needed in Italy for completion of all regional procedures before full reimbursement for Esbriet is available in all regions of the country;

•	Revenue in the third quarter 2013 in newly launched countries such as Italy and the UK was affected by certain one-time events in the first few months of launch that are not expected to recur;

•	Additional information on the status of Esbriet reimbursement in Spain and the Netherlands is currently expected in the first half of 2014. Therefore, InterMune does not expect to receive reimbursement of Esbriet in these countries in 2013;

•	Esbriet is reimbursed in Canada for approximately 90 percent of the one-third of IPF patients who are covered under private insurance. No meaningful public reimbursement of Esbriet is expected until the second half of 2014;

•	The company anticipates that sequential quarterly revenue growth of Esbriet will continue. The company also anticipates that the very high rate of sequential quarterly growth seen in recent quarters will naturally moderate in subsequent quarters as the one-time effects typical of new country launches are not repeated and the Esbriet revenue base increases in absolute terms.

•	R&D expense: currently anticipated to be toward the middle of the previous guidance range of $100 to $120 million.

•	SG&A expense: currently anticipated to be toward the lower end of the previous guidance range of $145 to $165 million.

•	Total Operating Expenses (R&D and SG&A): currently anticipated to be toward the lower end of the previous guidance range of $245 to $285 million.

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 4:30 p.m. EDT to discuss business highlights and financial results for the third quarter and first nine months of 2013. Interested investors and others may participate in the conference call by dialing 800-709-0218 (U.S.) or +1 212-231-2901 (international), conference ID# 21682163. A replay of the webcast and teleconference will be available approximately three hours after the call, and will remain available on the company’s website until the next earnings call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

A telephonic replay will be available for 10 business days following the call and can be accessed by dialing 800-633-8284 (U.S.) or +1 402-977-9140 (international), and entering the conference ID# 21682163.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, the company is focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive, irreversible, unpredictable and ultimately fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in the EU and Canada as Esbriet® and is currently in a Phase 3 clinical trial to support regulatory registration in the United States. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation InterMune’s expectation regarding its anticipated timing of concluding pricing and reimbursement discussions and/or initiating commercial launches for Esbriet in various European countries, including Italy, the Netherlands and Spain; InterMune’s expectations regarding the timing of the reimbursement process in Canada; InterMune’s expectation regarding the results of the ASCEND study, including the timing of availability of such results, and the prospects of success thereof and meeting the goal of bringing Esbriet to IPF patients in the United States; InterMune’s expectations regarding the moderation in the rate of sequential revenue growth; and InterMune’s projected revenue from sales of Esbriet and operating expenses for 2013. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 1, 2013 (the “Form 10-K”) and other periodic reports filed with the SEC, including but not limited to the following: (i) the risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (ii) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (iii) risks related to unexpected regulatory actions or delays or government regulation generally; (iv) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (v) government, industry and general public pricing pressures; (vi) risks related to our ability to successfully launch and commercialize Esbriet in Europe and Canada, including successfully establishing a commercial operation in Europe and Canada and receiving favorable governmental pricing and reimbursement approvals in the various European countries and securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans in Canada; and (vii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the

SEC, including, when available, its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2013, all of which are available via InterMune’s web site at www.intermune.com.

Esbriet® is a registered trademark of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue, net
Esbriet	$19,718	$7,534	$44,648	$17,952
Costs and expenses:
Cost of goods sold	2,759	2,017	7,078	6,200
Research and development	27,316	26,175	80,723	74,553
Selling, general and administrative	35,219	23,754	102,468	75,680

Total costs and expenses	65,294	51,946	190,269	156,433

Loss from operations	(45,576)	(44,412)	(145,621)	(138,481)

Interest income	93	148	345	452
Interest expense	(3,667)	(2,031)	(10,784)	(6,473)
Embedded conversion derivative	—	—	2,422	—
Loss on extinguishment of debt	—	—	(7,900)	—
Other income (expense)	(851)	975	(945)	(149)

Loss from continuing operations before income taxes	(50,001)	(45,320)	(162,483)	(144,651)
Income tax expense (benefit)	241	(4,319)	1,121	(13,708)

Loss from continuing operations, net of taxes	(50,242)	(41,001)	(163,604)	(130,943)

Income from discontinued operations, net of taxes	320	84	937	34,139

Net loss	$(49,922)	$(40,917)	$(162,667)	$(96,804)

Basic net income (loss) per common share:
Continuing operations	(0.62)	(0.63)	(2.04)	(2.02)
Discontinued operations	0.01	—	0.01	0.53

	$(0.61)	$(0.63)	$(2.03)	$(1.49)

Shares used in computing basic net income (loss) per common share	81,397	65,183	80,021	64,966

Shares used in computing diluted net income (loss) per common share	81,397	65,183	80,021	64,966

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2013	December 31, 2012
Cash, cash equivalents and available-for-sale securities	$337,244	$307,986
Acquired product rights, net	17,500	18,250
Other assets	53,162	37,230

Total assets	$407,906	$363,466

Total other liabilities	$49,227	$56,899
Convertible notes	263,611	240,250
Stockholders’ equity	95,068	66,317

Total liabilities and stockholders’ equity	$407,906	$363,466

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